Exhibit 10.26

              SPLIT-DOLLAR LIFE INSURANCE AGREEMENT


          This Agreement is entered into as of ____________ by and between Ryan's Family Steak Houses, Inc. and (First_Name)
(MI) (Last_Name) ("Employee") in reference to the following facts:

          1.   Employee is a valued employee of Ryan's Family
Steak Houses, Inc..

          2.   Ryan's Family Steak Houses, Inc. has
simultaneously with the execution of this Agreement caused Sun Life Assurance Company of Canada (U.S.), a wholly-owned subsidiary of Sun Life Assurance Company of Canada [the "Insurance Company"], to issue policy number __________________ (the "Policy") on the life of (First_Name) (MI) (Last_Name) (Employee). The necessary premium to bind the policy has been paid by Ryan's Family Steak Houses, Inc. as of the date of this Agreement.

          3. For purposes of this Agreement, Ryan's Family Steak Houses, Inc. and its subsidiaries shall constitute the "Employer." For this purpose, a subsidiary is a corporation which is a member of a controlled group of corporations (within the meaning of Section 1563(a) of the Internal Revenue Code of 1986, as amended (the "Code"), determined without regard to
Section 1563(a)(4) and (e)(3)(C) thereof and by substituting the phrase "at least 50 percent" for the phrase "at least 80 percent" each time it appears in Section 1563(a)(1)) of which Ryan's Family Steak Houses, Inc. is a member. If Employee is employed by a corporation which, as a result of a sale or other corporate reorganization, ceases to be a member of such controlled group, such sale or other corporate reorganization shall be treated as a termination of Employee by Employer without Cause (as defined in Section 8) unless immediately following the event and without any break in employment the Employee remains employed by Ryan's Family Steak Houses, Inc. or another corporation which is a member of the controlled group of corporations.

          NOW THEREFORE, in consideration of the facts set forth above and the various promises and covenants set forth below, the parties to this Agreement agree as follows:

1.   Ownership of Policy.

     Ryan's Family Steak Houses, Inc. acknowledges that Employee is the owner of the Policy and that Employee is entitled to exercise all of his or her ownership rights granted by the terms of the Policy, except to the extent that the power of the Employee to exercise those rights is specifically limited by this Agreement. Except as so limited, it is the expressed intention of the parties to reserve to Employee all rights in and to the Policy granted to its owner by the terms thereof, including, but not limited to, the right to change the beneficiary and the right to exercise settlement options.

2.   Ryan's Family Steak Houses, Inc.'s Security Interest.

     Ryan's Family Steak Houses, Inc.'s security interest in the Policy is conditioned upon its satisfactorily performing all of the covenants under this Agreement. Each period covered by any individual premium payment described in Section 3 shall be considered a discrete extension of Ryan's Family Steak Houses, Inc.'s security interest in the Policy. Ryan's Family Steak Houses, Inc. shall not have nor exercise any right in and to the Policy which could, in any way, endanger, defeat, or impair any of the rights of Employee in the Policy, including by way of illustration any right to collect the proceeds of the Policy in excess of the amount due Ryan's Family Steak Houses, Inc. as provided in this Agreement and in the Policy. The only rights in and to the Policy granted to Ryan's Family Steak Houses, Inc. in this Agreement shall be limited to Ryan's Family Steak Houses, Inc.'s security interest in and to the cash value of the Policy, as defined herein, (the "Security Interest"). Ryan's Family Steak Houses, Inc. shall not assign any of its Security Interest in the Policy to anyone other than Employee.

3.   Premium payments.

     For so long as the Ryan's Family Steak Houses, Inc.'s Security Interest has not been released, Ryan's Family Steak Houses, Inc. agrees to pay the scheduled premium on the Policy on or before the last day of each "policy year" (as such term is used in the Policy) in an amount equal to the sum of (a) the compensation deferred by Employee under the Ryan's Family Steak Houses, Inc. Deferred Compensation Plan (the "Plan") during the pay periods ending during such policy year plus (b) the Employer's discretionary matching contributions credited to Employee's account under the Plan for the calendar year ending during such policy year plus (c) the excess, if any, of (i) the "cost of insurance" (as defined in the Policy) for the excess, if any, of the minimum death benefit required under Section 4 hereof (determined in compliance with the 7-pay test set forth in Section 7702A of the Code) over (ii) the minimum death benefit (determined in compliance with such 7-pay test) which could be provided by that portion of the accumulated premiums actually paid under the Policy which were paid pursuant to clauses (a) and
(b) of this sentence. The premium payment shall be transmitted directly by Ryan's Family Steak Houses, Inc. to the Insurance Company. During the period of time that this Agreement is in effect, Employee irrevocably agrees that all dividends paid on the Policy shall be applied to purchase from the Insurance Company additional paid-up life insurance on the life of Employee.

4.   Death of Employee while employed by Employer.

     (a) If Employee dies prior to termination of employment with Employer and prior to his or her Security Release Date (as defined in Section 10 below), Employee's designated beneficiary shall be entitled to receive the entire death benefit under the Policy, which shall be two times the sum of Employee's annual base salary at the time of death, plus the last paid annual bonus.
     (b) Employee agrees that, during the period of this Agreement, Employee will obtain and provide to Ryan's Family Steak Houses, Inc. and/or the Insurance Company the written consent of the spouse of the Employee, in the form attached hereto as Exhibit A, to any designation by Employee of anyone other than the Employee's spouse as the beneficiary to receive the benefits under this Section 4.

5.Employee's attaining his or her Security Release Date or termination of Employee's employment on account of a Qualifying Termination.

     (a)  By making timely payment of the premiums described in
Section 3, Ryan's Family Steak Houses, Inc. may renew its Security Interest in the Policy for the period commencing with the due date of such payment until the later of (1) the due date of the next scheduled premium described in Section 3, or (2) the date that Employee attains his or her Security Release Date or terminates employment with the Employer on account of a Qualifying Termination (either of which events described in this clause 2 is referred to herein as a "Qualifying Event"). Ryan's Family Steak Houses, Inc. may not extend its Security Interest in the Policy under the Collateral Security Assignment Agreement attached as Exhibit B after the occurrence of a Qualifying Event. After such Qualifying Event, Employee shall be entitled to exercise all of his or her ownership rights in the Policy without any limitation, and this Agreement and its accompanying Collateral Security Assignment Agreement shall no longer constitute a restriction on Employee's rights.

     (b)  Notwithstanding paragraph (a), Ryan's Family Steak
Houses, Inc. shall continue to have its Security Interest in the Policy to the extent required to satisfy its withholding obligations as described in Section 12 and to recover any amounts owed by Employee as described in paragraph (c) below.

     (c) Employee agrees that if, at the time of the occurrence of a Qualifying Event, Employee has any outstanding balances on any loans made by Ryan's Family Steak Houses, Inc. to Employee, then, unless Employee otherwise repays such outstanding balances, Employee shall cause, either by withdrawing from or borrowing on a nonrecourse basis against the Policy, to be transferred to Ryan's Family Steak Houses, Inc. that portion of the cash value of the Policy which is equal to the sum of the outstanding balances on all such loans.

6.Termination of an Employee for a reason other than a Qualifying
     Termination.

     If the employment of Employee with Employer is terminated prior to his or her Security Release Date for a reason other than a Qualifying Termination (as described below), Employee shall cause, either by withdrawing from or borrowing against the Policy, on a nonrecourse basis, to be transferred to Ryan's Family Steak Houses, Inc. an amount equal to the maximum amount that may then be obtained under the Policy; provided that, the amount to be transferred to Ryan's Family Steak Houses, Inc. shall be reduced to the extent the Employee has previously transferred to Ryan's Family Steak Houses, Inc. an amount equal to any difference that then exists between the cash value of the Policy and the amount that may be borrowed against the Policy.
In no event shall Employee's voluntary resignation prior to attaining his or her Security Release Date (as such concept is further defined below) ever constitute a Qualifying Termination, except in certain situations following a Change in Control (see
Section 9).

7.Definition of a Qualifying Termination.

     A Qualifying Termination is either of the following events:
the termination of Employee by Employer for any reason other than "Cause," as described in Section 8; or the termination of Employee after a Change in Control under the circumstances described in Section 9(a). Both of these concepts are further defined below.

8.Qualifying Termination because Employee is terminated for a reason other than "Cause".

      For purposes of this Section, "Cause" shall mean an act or acts of dishonesty or moral turpitude (including but not limited to conviction of a felony) taken by Employee which materially injures or damages the Employer.

9.Qualifying Termination on account of termination after a Change in Control.

     (a) A Qualifying Termination shall be treated as occurring after a "Change in Control" (as defined below) if there is first a "Change in Control" and then, within three years following such Change in Control, either (1) Employee's employment with the Employer is terminated without "Cause" (as defined in Section 8) or (2) Employee terminates his or her employment with the Employer for "Good Reason" (as defined in subsection (c) below).

     (b) For purposes of this Section, a "Change in Control" shall mean (1) the dissolution or liquidation of Ryan's Family Steak Houses, Inc., (2) a reorganization, merger, or consolidation of Ryan's Family Steak Houses, Inc. with one or more corporations as a result of which Ryan's Family Steak Houses, Inc. is not the surviving corporation, (3) the acquisition of beneficial ownership, directly or indirectly, of more than 25% of the voting power of the outstanding stock of Ryan's Family Steak Houses, Inc. by one person, group, association, corporation, or other entity, coupled with the election to the Board of Directors of new members who were not originally nominated by the Board at the last annual meeting and who constitute a new majority of the Board or (4) upon the sale of all or substantially all the property of Ryan's Family Steak Houses, Inc.. The term "Change in Control" shall not apply to any reorganization or merger initiated voluntarily by Ryan's Family Steak Houses, Inc. in which Ryan's Family Steak Houses, Inc. is the surviving entity.

     (c) For purposes of this Section, "Good Reason" shall mean the occurrence of one of the following events without Employee's consent:

          (1)An adverse and significant change in the Employee's position, duties, responsibilities, or status with the Employer, or a change in business location to a point which is more than 50 miles from his or her location prior to the Change in Control, except for required travel on Employer business to an extent substantially consistent with his or her business travel obligations prior to the Change in Control.

          (2)A reduction by the Employer in Employee's base salary or opportunity for Bonus; and

          (3)The taking of any action by the Employer to eliminate benefit plans without providing substitutes therefor, to reduce benefits thereunder or to substantially diminish the aggregate value of incentive awards or other fringe benefits including insurance and vacation days.

     (d) A termination of employment by Employee within the 36-month period following a Change in Control shall be for Good Reason if one of the occurrences specified in paragraph (c) shall have occurred, notwithstanding that Employee may have other reasons for terminating employment, including employment by another employer which Employee desires to accept.

10.  Employee's attaining his or her Security Release Date.

     (a) Employee's "Security Release Date" shall mean the date which is two years following the date on which Ryan's Family Steak Houses, Inc. receives from Employee a completed notice in the form attached hereto as Exhibit B, provided that Employee continues to be employed by Employer until such date. Employee's election of a Security Release Date shall be irrevocable.

     (b) Ryan's Family Steak Houses, Inc.'s Security Interest in the Policy is contingent upon the timely payment of premiums under Section 3 of this Agreement. Each period covered by any individual premium payment shall be considered an independent extension of Ryan's Family Steak Houses, Inc.'s Security Interest in the Policy. In the event that Ryan's Family Steak Houses, Inc. waives its rights by reason of failure to make payments under Section 3 of this Agreement, Employee shall immediately attain his or her Security Release Date. Ryan's Family Steak Houses, Inc.'s failure to extend its rights in no way affects Ryan's Family Steak Houses, Inc.'s duties and obligations under this Agreement.
11.  Limitation on Employee's rights prior to a Qualifying Event.

     In order to protect Ryan's Family Steak Houses, Inc.'s Security Interest and notwithstanding any other provisions in this Agreement, prior to a Qualifying Event, Employee agrees that he or she will not modify the death benefit under the Policy, direct the investment of the cash surrender value of the Policy, borrow against the Policy, assign the Policy, or obtain any portion of the cash value of the Policy. Notwithstanding the preceding sentence, if Section 6 applies to a termination, Employee may borrow or withdraw from the Policy, so long as the borrowing or withdrawal request is submitted to the Insurance Company along with a directive that the borrowed or withdrawn amount be transferred directly to Ryan's Family Steak Houses, Inc. Prior to the release of Ryan's Family Steak Houses, Inc.'s Security Interest in the Policy, Employee and Ryan's Family Steak Houses, Inc. agree that Ryan's Family Steak Houses, Inc. shall from time to time appoint one or more individuals (the "Designee"), who may be officers of Ryan's Family Steak Houses, Inc., who shall be entitled to administer the investments under the Policy; provided, however, that, the Designee may only direct the investments under the Policy in funds offered by the Insurance Company under the Policy.

12.  Tax Withholding.

     It is recognized by the parties that the rights of Employee in the Policy (as modified by the Agreement) may cause Employee to be treated under certain circumstances as in receipt of gross income. These circumstances may also impose upon Ryan's Family Steak Houses, Inc., an obligation to deduct and withhold federal, state or local taxes. Unless Employee otherwise provides Ryan's Family Steak Houses, Inc. the amounts it is required to withhold, Employee shall cause, either by withdrawing from or borrowing on a nonrecourse basis against the Policy, to be transferred to Ryan's Family Steak Houses, Inc. that portion of the cash value of the Policy which is equal to the amount of any federal, state or local taxes required to be withheld.

13.Disputes.

     (a) The Ryan's Family Steak Houses, Inc.'s Compensation and Stock Option Committee of the Board of Directors (the "Administrator") shall administer this Agreement. The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Agreement (for the purpose of this section, the Agreement shall include the Collateral Security Assignment Agreement); provided that, the Administrator's authority to interpret this Agreement shall not cause the Administrator's decisions in this regard to be entitled to a deferential standard of review in the event that Employee or his or her beneficiary seeks review of the Administrator's decision as described below.

     (b) Neither the Administrator, its designee nor its advisors, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

     (c) Any claims or disputes pertaining to this Agreement or to any matter arising therefrom not resolved by the claims procedures set forth in Section 29 of the Employee's Executive Life Insurance Plan's Summary Plan Description ("SPD"), shall be resolved by arbitration in the State of South Carolina. The Participant, any Beneficiary, and the Company will be bound to this mandatory arbitration rule as the exclusive remedy for all disputes under this Plan. There must be full compliance with the rules of the American Arbitration Association in order to resolve any legal disputes regarding this Plan. The exclusive choice of forum set forth in this Section 29 of the SPD shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Plan to enforce such judgment in any appropriate jurisdiction.

     (d) All costs and expenses (exclusive of attorney's fees) incurred in connection with any arbitration relating to a claim or dispute pertaining to this Plan shall be paid by the Company. The Company shall bear the cost of all attorneys' fees incurred by the Company. The attorneys' fees incurred by the Participant or Beneficiary shall be paid by the party to whom the arbitrator determines should bear the attorneys' fees incurred by the Participant or Beneficiary in pursuing the claim. In allocating the attorneys' fees under this Section 29 of the SPD, the arbitrator should consider the relative merits of each party's position and the manner and means the party undertook to assert the party's case.

14.   Collateral Security Assignment of Policy to  Ryan's  Family
Steak Houses, Inc.

     In consideration of the promises contained herein, the Employee has contemporaneously herewith granted the Security Interest in the Policy to Ryan's Family Steak Houses, Inc. as collateral, under the form of Collateral Security Assignment attached hereto, which Collateral Security Assignment gives Ryan's Family Steak Houses, Inc. the limited power to enforce its rights to recover the cash value of the Policy under the circumstances defined herein. Ryan's Family Steak Houses, Inc.'s Security Interest in the Policy shall be specifically limited to the rights set forth above in this Agreement, notwithstanding the provisions of any other documents including the Policy. Employee agrees to execute any notice prepared by Ryan's Family Steak Houses, Inc. requesting a withdrawal or non-recourse loan in an amount equal to the amount to which Ryan's Family Steak Houses, Inc. is entitled under Sections 5, 6 or 12 of this Agreement.

15.  Employee's beneficiary rights and security interest.

     (a) Ryan's Family Steak Houses, Inc. and Employee intend that in no event shall Ryan's Family Steak Houses, Inc. have any power or interest related to the Policy or its proceeds, except as provided herein and in the Collateral Security Assignment. In the event that Ryan's Family Steak Houses, Inc. ever receives or may be deemed to have received any right or interest in the Policy or its proceeds beyond the limited rights described herein and in the Collateral Security Assignment, such right or interest shall be held in trust for the benefit of Employee and be held separate from the property of Ryan's Family Steak Houses, Inc.

     (b) In order to further protect the rights of the Employee, Ryan's Family Steak Houses, Inc. agrees that its rights to the Policy and proceeds thereof shall serve as security for Ryan's Family Steak Houses, Inc.'s obligations as provided in this Agreement to Employee. Ryan's Family Steak Houses, Inc. grants to Employee a security interest in and collaterally assigns to Employee any and all rights Ryan's Family Steak Houses, Inc. has in the Policy, and products and proceeds thereof whether now existing or hereafter arising pursuant to the provisions of the Policy, this Agreement, the Collateral Security Assignment or otherwise, to secure any and all obligations owed by Ryan's Family Steak Houses, Inc. to Employee under this Agreement. In no event shall this provision be interpreted to reduce Employee's rights to the Policy or expand in any way the rights or benefits of Ryan's Family Steak Houses, Inc. under this Agreement, the Policy or the Collateral Security Assignment. This security interest granted to Employee from Ryan's Family Steak Houses, Inc. shall automatically expire and be deemed waived if Employee terminates employment with Employer prior to a Qualifying Event. Nothing in this provision shall prevent Ryan's Family Steak Houses, Inc. from receiving its share of the death benefits under the Policy as provided in Section 4 of this Agreement.

16.  Amendment of Agreement.

     Except as provided in a written instrument signed by Ryan's
Family Steak Houses, Inc. and Employee, this Agreement may not be cancelled, amended, altered, or modified.

17.  Notice under Agreement.

     Any notice, consent, or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, signed by the party giving or making it, and may be given either by delivering it to such other party personally or by mailing it, by United States Certified mail, postage prepaid, to such party, addressed to its last known address as shown on the records of Ryan's Family Steak Houses, Inc. The date of such mailing shall be deemed the date of such mailed notice, consent, or demand.

18.  Binding Agreement.

     This Agreement shall bind the parties hereto and their respective successors, heirs, executor, administrators, and transferees, and any Policy beneficiary.

19.  Controlling law and characterization of Agreement.

     (a) To the extent not governed by federal law, this Agreement and the right to the parties hereunder shall be controlled by the laws of the State of South Carolina.

     (b) If this Agreement is considered a "plan" under the Employee Retirement Income Security Act of 1974 (ERISA), both Ryan's Family Steak Houses, Inc. and Employee acknowledge and agree that for all purposes the Agreement shall be treated as a "welfare plan" within the meaning of section 3(1) of ERISA. Consistent with the preceding sentence, Employee further acknowledges that his or her rights to the Policy and the release of Ryan's Family Steak Houses, Inc.'s Security Interest are strictly limited to those rights set forth in this Agreement. In furtherance of this acknowledgement and in consideration of Ryan's Family Steak Houses, Inc.'s payment of the initial premiums for this Policy, Employee voluntarily and irrevocably relinquishes and waives any additional rights in the Policy or any different restrictions on the release of Ryan's Family Steak Houses, Inc.'s Security Interest that he or she might otherwise argue to exist under either state, federal, or other law. Employee further agrees that he or she will not argue that any such additional rights or different restrictions exist in any judicial or arbitration proceeding. Similarly, Ryan's Family Steak Houses, Inc. acknowledges that its Security Interest is strictly limited as set forth in this Agreement and voluntarily and irrevocably relinquishes and waives any additional interests or different interests or advantages that Ryan's Family Steak Houses, Inc. would have or enjoy if the Agreement were not treated as a "welfare plan" within the meaning of section 3(1) of ERISA.

20.Execution of Documents.

     Ryan's Family Steak Houses, Inc. and Employee agree to execute any and all documents necessary to effectuate the terms of this Agreement.


                         Ryan's Family Steak Houses, Inc.


                         By:  _____________________________
                              Executive Officer

                         Title:    _____________________________


                         EMPLOYEE


                              _______________________________
                              Employee's Signature